Exhibit 5.1

July 20, 2010

OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, CA 95119

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by OCZ Technology Group, Inc., a Delaware corporation (“OCZ”), of a Registration Statement on Form S-1 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), in connection with the registration for sale of an aggregate of up to 8,129,036 shares (the “Common Shares”) issued or issuable to the selling stockholders, including 2,910,641 shares that are issuable upon the exercise of outstanding warrants (the “Warrant Shares,” and together with the Common Shares, the “Shares”) of OCZ’s common stock, $0.0025 par value.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and Prospectus, OCZ’s charter documents, as amended and restated to date, records of OCZ’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have also obtained from officers of OCZ certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on such review and as of the date hereof, we are of the opinion that (i) the Common Shares being registered pursuant to the Registration Statement have been, and  (ii)  the Warrant Shares if and when issued by OCZ upon the exercise of such warrants in accordance with their respective terms, will be, duly authorized, validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion is given to you solely for use in connection with the issuance and/or sale of the Shares in accordance with the Registration Statement and the related Prospectus and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above while the Registration Statement is in effect, and we render no opinion, whether by implication or otherwise, as to any other matters relating to OCZ, the Shares, or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)